SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004
                             ______________________

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported) :
                                December 19, 2003


                         The Estee Lauder Companies Inc.
             (Exact name of registrant as specified in its charter)

             Delaware                                     11-2408943
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)

767 Fifth Avenue, New York, New York                         10153
(Address of principal executive offices)                  (Zip Code)


                         Commission File Number: 1-14064

                                  212-572-4200
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

On December 19, 2003, The Estee Lauder Companies Inc. issued a press release announcing a restructuring of its outstanding redeemable preferred stock. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                                 THE ESTEE LAUDER COMPANIES INC.

Date:  December 19, 2003                     By:       /s/Richard W. Kunes
                                                --------------------------------
                                                          Richard W. Kunes
                                                        Senior Vice President
                                                     and Chief Financial Officer
                                                      (Principal Financial and
                                                         Accounting Officer)

                                                                    Exhibit 99.1
The
Estee                                                                      News:
Lauder                                                                  Contact:
Companies Inc.                                               Investor Relations:
                                                                 Dennis D'Andrea
                                                                  (212) 572-4384


767 Fifth Avenue                                                Media Relations:
New York, NY  10153                                                 Sally Susman
                                                                  (212) 572-4430


--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

             ESTEE LAUDER COMPANIES ANNOUNCES RESTRUCTURING OF ITS
                           REDEEMABLE PREFERRED STOCK

New York, NY, December 19, 2003 - The Estee Lauder Companies Inc. (NYSE: EL) announced today that it has agreed with the trustee of The Estee Lauder 1994 Trust and the trustees of the LAL 1995 Preferred Stock Trust to exchange all $360 million of their outstanding shares of $6.50 Cumulative Redeemable Preferred Stock due 2005 with a new series of Cumulative Redeemable Preferred Stock due 2015. Dividends on the new 2015 Preferred Stock will be payable at a rate per annum of 4.75%, payable quarterly, until June 30, 2005, down from 6.5% during that period, and thereafter will be payable at a rate set semi-annually and equal to the after-tax yield on six-month U.S. Treasuries. For example, had the rate been set for the six months ending December 31, 2003, the rate would have been 0.58%.

The 2015 Preferred Stock has a mandatory redemption date of June 30, 2015. It may be put to the Company under certain circumstances, and may be called for redemption by the Company under certain similar circumstances; however, in each case the puts or calls may not occur until after the passing of Mrs. Lauder. For the shares held by the LAL 1995 Preferred Stock Trust (which will hold $68.4 million of the principal amount of the shares of 2015 Preferred Stock after the exchange), the Company's call right will not be exercisable until the thirteenth-month anniversary of Mrs. Lauder's passing. However, if the Company calls and pays for the other shares of the 2015 Preferred Stock prior to June 30, 2005, then the dividend rate on the shares held by the LAL 1995 Preferred Stock Trust, or its transferees, will automatically switch to the one based on six-month U.S. Treasuries upon Mrs. Lauder's passing even if prior to June 30, 2005.

The transaction offers the Company meaningful benefits in terms of the reduction of the dividend rate on its outstanding preferred stock and is expected to close on December 31, 2003. In connection with the exchange, the holders of the 2015 Preferred Stock have agreed to accept the reduced dividend rate for the quarter ending that day. The savings for the quarter ending December 31, 2003 will amount to $1.6 million, and if the preferred stock remains outstanding for the rest of fiscal 2004, will result in savings of approximately $4.7 million for the fiscal year. The transaction was approved by the Company's Board of Directors as well as a Special Committee of independent directors who negotiated the terms of the transaction with the holders of the 2005 Preferred Stock. The Special Committee was advised by and received a fairness opinion with respect to the transaction from Allen & Company LLC.

The forward-looking statements in this press release, including those containing words like "believe" and "expect" involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include an early, mandatory redemption of the 2015 Preferred Stock, changes in interest rates and changes in law.

The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, jane,
Donna Karan, Aveda, Stila, Jo Malone, Bumble and bumble, kate spade beauty, Darphin, Michael Kors and Rodan & Fields.

An electronic version of this release can be found at the Company's Website, www.elcompanies.com.
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